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                                                                     EXHIBIT 21

                         ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                            SUBSIDIARIES OF THE REGISTRANT
                                  AS OF MAY 31, 1997


                                                               Percentage of
                                      State and Country        Voting Securities
Subsidiaries                          Of Incorporation         Owned (1)
------------                          -----------------        -----------------

Chicago Laser Systems, Inc.            Oregon                   100%
CHINT, Ltd.                            U.S. Virgin Islands      100%
CLS GmbH                               Germany                  100%
CLS Ltd                                England                  100%
Dynamotion Merger Corp.                New York                 100%
ESI BV                                 The Netherlands          100%
ESI Foreign Sales Corporation          Guam                     100%
ESI GmbH                               Germany                  100%
ESI International (DISC)               Oregon                   100%
ESI KK                                 Japan                    100%
ESI Korea                              Korea                    100%
ESI Ltd                                England                  100%
ESI SARL                               France                   100%
ESI SRL                                Italy                    100%
Palomar Systems, Inc.                  Oregon                   100%
XRL Corporation                        Oregon                   100%

(1) Other than qualifying shares, where applicable.

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